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                                                                   EXHIBIT 10.28



             AMENDMENT TO FLOATING RATE CONVERTIBLE PROMISSORY NOTE

         Amendment dated March 15, 2000 (this "Amendment") to the Floating Rate Convertible Promissory Note made June 26, 1998 (the "Promissory Note"), in the original principal amount of CND$500,000, between AccuMed International, Inc. ("AccuMed") and Xillix Technologies Corp. (the "Payee"). All capitalized terms not otherwise defined herein shall have the same meaning as assigned in the Promissory Note.

         Whereas, the parties have previously extended the Maturity Date under the Promissory Note until February 25, 2000; and the parties currently desire to amend the terms for payment and interest under the Promissory Note.

         Now, therefore, based upon the mutual covenants and promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

         1.  Payment Schedule for Approximately One-third of Principal Balance.

                  (a) On March 15, 2000, AccuMed paid to the Payee US$27,344.26 allocated as (i) US$25,000 in repayment of principal, and (ii) US$2,344.26 in payment of accrued interest.

                  (b) On each of April 14, 2000, May 15, 2000, June 15, 2000, and July 14, 2000, AccuMed will pay the Payee US$25,000 in principal, plus the interest accrued on the entire principal balance outstanding since the most recent prior payment.

                  (c) On the 15th of each month (or if the 15th is not a banking day, then on the immediately preceding banking day), commencing on August 15, 2000, AccuMed will make a minimum payment of US$25,000 in principal plus interest accrued on the entire principal balance outstanding since the most recent prior payment until such time as the principal and interest have been converted into AccuMed common stock or repaid in full.

         2. Payment or Conversion of Approximately Two-thirds of Principal Amount. The balance of the principal amount not provided to be repaid pursuant to Sections 1(a) and 1(b), together with accrued and unpaid interest thereon, shall be due and payable on demand of the Payee. At the Payee's election, such principal amount and accrued interest may be converted into AccuMed common stock at the rate of US$1.43 per share pursuant to the terms of the Promissory Note.

         3. Interest Rate. Beginning on March 16, 2000, interest on the unpaid principal balance shall accrue at a rate of the Prime Rate plus 6%.


         4. Registration Statement. AccuMed will use its best efforts to cause the Registration Statement on Form S-3 (file no. 333-90637) to be declared effective by the Securities and


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Exchange Commission following filing by AccuMed of its Annual Report on Form
10-K for the year ended December 31, 1999.

         5. Other Terms in Effect. All other terms and conditions of the Promissory Note shall remain in full force and effect.

         6. Counterparts. This Amendment may be executed in one or two counterparts, each of which shall be deemed an original and together shall constitute one and the same Amendment.

         The parties have caused this Amendment to be duly executed as of the date first above written.

 ACCUMED INTERNATIONAL, INC.                        XILLIX TECHNOLOGIES CORP.



 By: /s/ PAUL F. LAVALLEE                           By: /s/ PIERRE LEDUC
     --------------------                               ----------------
      Paul F. Lavallee                                  Pierre Leduc
      Chairman and Chief Executive Officer              President and Chief
                                                        Executive Officer






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